Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Separate Portfolios Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Retirement Solution Income Fund, ING Retirement Solution 2040 Fund, ING Retirement Solution 2020 Fund, ING Retirement Solution 2045 Fund, ING Retirement Solution 2025 Fund, ING Retirement Solution 2050 Fund, ING Retirement Solution 2030 Fund, ING Retirement Solution 2055 Fund, and ING Retirement Solution 2035 Fund, each a series of ING Separate Portfolios Trust.

Boston, Massachusetts
December 18, 2012